                              MATRIX BANCORP, INC.

                      Amended and Restated Trust Under the
                      Executive Deferred Compensation Plan

                                  (Rabbi Trust)

                      AMENDED AND RESTATED TRUST UNDER THE
                     EXECUTIVE DEFERRED COMPENSATION PLAN OF

                              MATRIX BANCORP, INC.

         This  Agreement  is made by and  between  Matrix  Bancorp,  Inc.
("Company")  and  Matrix  Bancorp,  Inc. ("Trustee");

         WHEREAS, Company has adopted the Executive Deferred Compensation Plan
("Plan") as listed in Appendix A for the benefit of key employees and directors of Company and its appointed subsidiaries ("Participating Subsidiaries");

         WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

         WHEREAS, Company wishes to establish a trust (hereinafter called
"Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's
Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement for ERISA and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

         WHEREAS, it is the intention of Company to make contributions to the
Trust equal to the amounts deferred pursuant to each respective Participant's deferral elections to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

         NOW, THEREFORE, the parties do hereby amend and restate their Trust
Agreement, dated December 7, 2000, and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.        Establishment of Trust

         (a) Company hereby deposits with Trustee in trust a sum certain in dollars to be determined at the time of deposit, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         (b) The Trust hereby established is revocable by Company; it shall become irrevocable upon a Change of Control, as defined herein.

         (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company.
Any assets held by the Trust will be subject to the claims of the general creditors of Company and its Participating Subsidiaries under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

         (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property (including common stock of the Company) in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement;
provided, however, in the event of a Change of Control, the Company shall as soon as administratively possible, but in no event later than ten (10) days following such event, make an irrevocable contribution to the Trust, in cash or other marketable property, equal to the sum of (i) an amount which, when added to the fair market value of the assets then held in the Trust, shall cause the fair market value of the assets of the Trust to equal the present value of the accrued benefits under the Plan as of the date of such Change of Control, and
(ii) an amount equal to a reasonable estimate of the present value of the collective administrative, Trustee's, and legal fees to be incurred during the life of the Trust on and after the Change of Control. Except in the event of a
Change of Control, neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2.        Payments to Plan Participants and Their Beneficiaries.

         (a) Company shall deliver to Trustee a schedule (the "Payment
Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the
Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such Payment Schedule or other instructions as provided. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

         (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

         (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the
Plan, Company shall make the balance of each such payment as it falls due.
Trustee shall notify Company where principal and earnings are not sufficient.

Section 3.        Trustee Responsibility Regarding Payments to Trust Beneficiary
                  When Company Is Insolvent.

         (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company or a Participating Subsidiary is Insolvent.
Company or a Participating Subsidiary shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the entity is unable to pay its debts as they become due, (ii) the entity is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the entity is determined to be insolvent by a Federal or State Regulatory Banking Agency.

         (b) At all times during the continuance of this Trust, as provided in
Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company and its Participating Subsidiaries under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Executive Officer of
         Company shall have the duty to inform Trustee in writing of the
         Insolvency of Company or a Participating Subsidiary. If a person claiming to be a general creditor of Company or Participating
         Subsidiary alleges in writing to Trustee that such entity has become
         Insolvent, Trustee shall determine whether such entity is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

                  (2) Unless Trustee has actual knowledge of the Insolvency of the Company or a Participating Subsidiary, or has received notice from such entity (notice shall be made pursuant to paragraph 1 above) or a person claiming to be a creditor alleging that Company or Participating
         Subsidiary is Insolvent, Trustee shall have no duty to inquire as to the Insolvency of any such entity. Trustee may in all events rely on such evidence concerning Company's or a Participating Subsidiary's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning such entity's solvency.

                  (3) If at any time Trustee has determined that Company or a
         Participating Subsidiary is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of such entity's general creditors.
         Nothing in this Trust Agreement shall in any way diminish any rights of
         Plan participants or their beneficiaries to pursue their rights as general creditors of such entity with respect to benefits due under the
         Plan or otherwise.

                  (4) Trustee shall resume the payment of benefits to Plan
         participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company or a Participating Subsidiary is not Insolvent (or is no longer
         Insolvent).

         (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.        Payments to Company.

         Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to
Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

Section 5.        Investment Authority.

         Trustee may invest and reinvest part or all of the assets of the Trust in any real or personal property including, without limitation, investments in any stock (including common stock of Company); debentures; mutual fund shares
(including shares with respect to which Trustee serves as a trustee, custodian or investment advisor); notes; commercial paper; treasury bills; any common, commingled or collective trust fund or pooled investment fund (including a fund maintained by bank or trustee acting as Trustee); any interest bearing deposits held by a bank or similar financial institution (including, to the extent applicable, the Trustee); or any individual or group term, universal or other life insurance policy. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants. The Company shall retain authority and instruct Trustee regarding the investment and reinvestment of all assets of the Trust.

Section 6.        Disposition of Income.

         During the term of this Trust, all income received by the Trust, net of reasonable expenses and allocable taxes, shall be accumulated and reinvested.

Section 7.        Accounting by Trustee.

         Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between
Company and Trustee. Thirty (30) days following the close of each fiscal year and within seven (7) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Upon the request of the Company, on a no more than semi-annual basis, the trustee shall furnish the participant or the Company an audit statement of the trust assets from an independent third party auditor.

Section 8.        Responsibility of Trustee.

         (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that
Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against
Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

         (c) Trustee may consult with legal counsel (who may also be counsel for
Company generally) with respect to any of its duties or obligations hereunder.

         (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder, provided only that such action shall be approved by Company in advance.

         (e) Trustee shall have, without exclusion, all powers conferred on
Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust,
Trustee shall have no power to name a beneficiary of the policy other than the
Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

         (f) Notwithstanding any powers granted to Trustee pursuant to this
Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of

carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.        Compensation and Expenses of Trustee.

         Company, in its discretion, may pay the administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the
Trust.

Section 10.       Resignation and Removal of Trustee.

         (a) Trustee may resign at any time by written notice to Company, which shall be effective as agreed to by Trustee and Company but no later than thirty
(30) days after receipt of such notice.

         (b) Trustee may be removed by Company on three (3) days' notice or upon shorter notice accepted by Trustee; provided, however, in the event of a Change of Control, the Trustee may be removed solely by action of the Chief Executive
Officer of Company employed in that capacity immediately prior to such Change of
Control.

         (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor
Trustee. The transfer shall be completed within fourteen (14) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

         (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.       Appointment of Successor.

         (a) If Trustee resigns or is removed in accordance with Section 10(a)
or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee. The former
Trustee shall execute any instrument necessary or reasonably requested by
Company or the successor Trustee to evidence the transfer.

         (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to
Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and
Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor
Trustee.

Section 12.       Amendment or Termination.

         (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section l(b)
hereof.

         (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan unless sooner revoked in accordance with Section 1(b)
hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company except that any assets (including shares of common stock of
Company) contributed to the Trust by Company for the benefit of participants of a Participating Subsidiary shall revert to Company.

         (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made.
All assets in the Trust at termination shall be returned to Company.

         (d) Sections 1 through 14 of this Trust Agreement may not be amended by
Company for two (2) years following a Change of Control, as defined herein.

Section 13.       Miscellaneous.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to Plan participants and their beneficiaries under this Trust agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Arizona.

         (d) For purposes of this Trust, Change of Control event shall mean any of the following (other than as a result of a public offering of shares of the
Company):

          (i)  Any transaction (which shall include a series of transactions or a transaction occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such
               transaction cease to own at least 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

          (ii) A merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive;

          (iii) A sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company; or

          (iv) The adoption of a resolution by the Board to the effect that any person or entity has acquired effective control of the business and affairs of the Company.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if there is consummated any transaction (or series of integrated transactions) immediately following which the record holders of the voting securities of the Company immediately prior to such transaction continue to have substantially the same proportionate ownership in the entity which owns all or substantially all of the assets of the Company immediately following such transaction

Section 14.       Effective Date.

         The effective date of this Amended and Restated Trust Agreement shall be January 1, 2001.

         IN WITNESS WHEREOF, the undersigned have executed this Trust Agreement by written consent this 11th day of May, 2001.

/s/ T. Allen McConnell                      /s/ Guy A. Gibson
For Matrix Bancorp, Inc.                    For Matrix Bancorp, Inc.
Title: Senior Vice President                Title:  President

                                   Appendix A

         The following nonqualified deferred compensation plan maintained by
Matrix Bancorp, Inc. is the object of the Trust Agreement to which this Appendix
A is attached:

o        The Matrix Bancorp, Inc. Executive Deferred Compensation Plan